Exhibit 99.1

Banc of California Announces Sale of Commercial Equipment Finance Division and Seasoned Residential Loan Pool

IRVINE, Calif., (October 28, 2016) – Banc of California, N.A., a wholly-owned subsidiary of Banc of California, Inc. (NYSE: BANC) today announced it has completed two transactions.

First, the Company has completed the sale of its Commercial Equipment Finance Division to Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation (NASDAQ: HAFC). As of September 30, the division comprised total loan balances of $234 million. Banc of California’s Managing Director of Commercial Equipment Finance, David Normandin, and his management team will continue to lead the division for Hanmi Bank post acquisition.

Secondly, the Company has completed the sale of approximately $163 million of seasoned single family residential mortgage (SFR) loans on October 25, 2016. The mortgage loan pool was comprised of both performing and delinquent loans and is expected to improve the Company’s delinquent loan ratios compared to the end of the third quarter.

The Company expects these transactions to result in gains of approximately $10 million during the fourth quarter.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com